Exhibit 99.1

Press Release

Sensata Technologies Chief Financial Officer Jeffrey Cote named as a Director and Executive Vice President

ATTLEBORO, Mass. (July 19, 2007) —Sensata Technologies Inc. has named Chief Financial Officer (CFO) Jeff Cote as a member of the Board of Directors and executive vice president.

Sensata Technologies Chief Executive Officer and Chairman of the Board Tom Wroe said, “We are pleased to recognize Jeff’s ongoing contribution to Sensata with this promotion. His expertise in the areas of financial reporting and investor relations has been especially valuable to Sensata as we establish ourselves as a stand-alone company.”

Cote joined Sensata as a senior vice president and CFO in January, 2007. Previously, he was the Chief Operating Officer at Ropes & Gray LLP where he was responsible for the firm’s administrative and operational initiatives, including finance, information technology, facilities management, human resources, marketing and business development. Cote also served as Chief Operating, Financial and Administrative Officer for Digitas, Inc., where he had similar responsibilities.

He has a breadth of experience with mergers and acquisitions, regulatory and filing requirements and initial public offerings and holds a bachelor’s and master’s degree in Accounting. He is a Certified Public Accountant in Florida and Massachusetts.

About Sensata Technologies

Sensata Technologies is a designer and manufacturer of sensors and controls for leaders in the global automotive, appliance, aircraft, industrial and HVAC markets. Formerly the Sensors & Controls business of Texas Instruments, Sensata became an independent entity in April 2006 and currently employs 6,500 people at facilities in Brazil, China, the Dominican Republic, Japan, Korea, Malaysia, Mexico, the Netherlands and the United States as well as sales offices around the world. Its revenues for the year ending 2006 were approximately $1.2 billion. For more information, please visit our web site at: www.sensata.com.